                                                Filed Pursuant to Rule 424(b)(1)
                                            Registration Statement No. 333-51107



PROSPECTUS


                        AMERICA WEST HOLDINGS CORPORATION
                     100,000 SHARES OF CLASS B COMMON STOCK


         This Prospectus covers the resale by The America West Community Foundation (the "Selling Stockholder") of up to one hundred thousand (100,000) shares (the "Shares") of Class B Common Stock (the "Class B Common Stock") of America West Holdings Corporation, a Delaware corporation ("Holdings" or the "Company"). Holdings is the holding company for America West Airlines, Inc. ("AWA") and The Leisure Company ("Leisure Co.").

         The Company's Class B Common Stock is traded on the New York Stock Exchange under the symbol "AWA." The last reported sales price of the Company's Class B Common Stock on the New York Stock Exchange on April 20, 1998 was $29 7/8 per share.

         The Selling Stockholder, directly or through its agents, broker-dealers or underwriters, may sell the Shares offered hereby from time to time, on terms to be determined at the time of sale, in transactions on the New York Stock Exchange or in privately negotiated transactions. The Selling Stockholder and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting discounts or commissions under the Act. See "Selling Stockholder" and "Plan of Distribution."


         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" COMMENCING ON PAGE 4.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
  PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

         Expenses of preparing and filing the Registration Statement of which this Prospectus is a part and all post-effective amendments will be borne by the Company. Estimated expenses payable by the Company in connection with this offering are approximately $21,000. The aggregate proceeds to the Selling Stockholder from the Shares will be the price of the Shares sold less the expenses paid by the Company in connection with this offering and less aggregate agents' commissions and underwriters' discounts, if any. The Company will not receive any proceeds from the sale by the Selling Stockholder of the Shares being offered hereby.


May 14, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Reports, proxy statements and other information filed electronically by the Company with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov. The Class B Common Stock of Holdings is traded on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


                             ADDITIONAL INFORMATION


         A registration statement on Form S-3/A with respect to the Shares offered hereby (together with all amendments, exhibits and schedules thereto, the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected without charge at the Securities and Exchange Commission's principal office at 450 Fifth Street, Washington D.C. 20549, and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of the prescribed fees.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed with the Commission and are incorporated herein by reference:


         1. The Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 1997; and


         2. The description of the Company's Class B Common Stock set forth in AWA's Registration Statement on Form 8-A filed on August 10, 1994, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to America West Holdings Corporation, Attention:
Patricia A. Penwell, Corporate Secretary, 51 W. Third Street, Tempe, Arizona, 85281, telephone (602) 693-0800.


                                       2.

                           FORWARD-LOOKING INFORMATION

         This Prospectus contains or incorporates by reference various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this Prospectus, the words "anticipate," "estimate," "project," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key factors that may have a direct bearing on the Company's results are competitive practices in the airline and travel industries generally and particularly in the Company's principal markets, the ability of the Company to meet existing financial obligations in the event of adverse industry or economic conditions or to obtain additional capital to fund future commitments and expansion, the Company's relationship with employees and the terms of future collective bargaining agreements and the impact of current and future laws and governmental regulations affecting the airline and travel industries and the Company's operations. For additional discussion of such risks, see "Risk Factors." Any forward-looking statements speak only as of the date such statements are made.

                                   THE COMPANY

         Holdings is a Delaware corporation and the holding company for AWA and Leisure Co. Unless otherwise indicated, the "Company" and "America West" refer collectively to Holdings, AWA and Leisure Co. The Company's principal offices are located at 51 W. Third Street, Tempe, Arizona 85281, and its telephone number is (602) 693-0800.

      America West is the ninth largest commercial airline carrier in the United States, operating through its principal hubs located in Phoenix, Arizona and Las Vegas, Nevada, and a mini-hub located in Columbus, Ohio. Leisure Co. arranges and sells vacation packages that include hotel accommodations, airfare, ground transportation and a variety of entertainment options.


                                       3.

                                  RISK FACTORS

         Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus and in any documents incorporated herein by reference. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the securities offered hereby.

COMPETITION; INDUSTRY CONDITIONS

         The airline industry is highly competitive and industry earnings are volatile. From 1990 to 1992, the airline industry experienced unprecedented losses due to high fuel costs, general economic conditions, intense price competition and other factors. Airlines compete on the basis of pricing, scheduling (frequency and flight times), on-time performance, frequent flyer programs and other services. The airline industry is susceptible to price discounting, which involves the offering of discount or promotional fares to passengers. Any such fares offered by one airline are normally matched by competing airlines, which may result in lower industry yields without a corresponding increase in traffic levels. Also, in recent years several new carriers have entered the industry, typically with low cost structures. In some cases, new entrants have initiated or triggered price discounting. The entry of additional new carriers in many of AWA's markets, as well as increased competition from or the introduction of new services by established carriers, could negatively impact the Company's financial condition and results of operations. In addition, the introduction of broadly available, deeply discounted fares would result in lower yields for the entire industry and could have a material adverse effect on the Company's financial condition and results of operations.

         Most of the AWA's markets are highly competitive and are served by larger carriers with substantially greater financial resources than the Company. At its Phoenix and Las Vegas hubs, the Company's principal competitor is Southwest Airlines. A number of the Company's larger competitors have proprietary reservation systems providing them with certain competitive advantages.

         The results of operations in the air travel business historically fluctuate in response to general economic conditions. The airline industry is sensitive to changes in economic conditions that affect business and leisure travel and is highly susceptible to unforeseen events, such as political instability, regional hostilities, recession, fuel price escalation, inflation, adverse weather conditions or other adverse occurrences that result in a decline in air travel. Any event that results in decreased travel or increased competition among airlines could have a material adverse effect on the Company's financial condition and results of operations.

         Leisure Co.'s business is also highly competitive. Leisure Co. competes with wholesalers and tour operators, some of which have substantially greater financial and other resources than Leisure Co.

         The Company's results of operations for interim periods are not necessarily indicative of those for an entire year, because the travel business is subject to seasonal fluctuations. Due to the greater demand for air and leisure travel during the summer months, revenues in the airline and leisure travel industries in the second and third quarters of the year tend to be greater than revenues in the first and fourth quarters of the year.

LEVERAGE; FUTURE CAPITAL REQUIREMENTS

         At December 31, 1997, the Company had $327 million of long-term indebtedness (including current maturities). The Company does not have available significant unencumbered assets and thus may be less able than certain of its competitors to withstand adverse industry conditions or a prolonged economic recession. In addition, at December 31, 1997, AWA had firm commitments for a total of 22 Airbus A319-100 and 12 Airbus A320-200 aircraft for delivery beginning in 1998. The aggregate net cost of such aircraft is based on formulae that include certain price indices (including indices for various aircraft components such as metal products) for periods preceding the various delivery dates. Based on an assumed 3.5% annual price escalation, the Company estimates such


                                       4.

aggregate net cost to be approximately $1.2 billion. AWA has arranged for financing for up to one-half of the commitment relating to such aircraft, but will require substantial capital from external sources to meet its remaining financial commitment. There can be no assurance that AWA will be able to obtain such capital in sufficient amounts or on acceptable terms, and a default by AWA of its purchase commitments could have a material adverse effect on the Company's financial condition and results of operations.

LABOR RELATIONS

         There have been numerous attempts by unions to organize the employees of AWA, and the Company expects such organization efforts to continue in the future. Several groups of AWA's employees have selected union representation and negotiations for initial collective bargaining agreements are in progress. The Company cannot predict which, if any, other employee groups may seek union representation or the outcome or the terms of any future collective bargaining agreement and therefore the effect, if any, on the Company's financial condition and results of operations. If negotiations with unions over collective bargaining agreements prove to be unsuccessful, following specified "cooling off" periods, the unions may initiate a work action, including a strike, which could have a material adverse effect on the Company's financial condition and results of operations.

CONCENTRATION OF VOTING POWER, INFLUENCE OF CERTAIN PRINCIPAL STOCKHOLDERS

         TPG Partners, L.P. ("TPG") (together with its affiliates TPG Parallel I, L.P. ("TPG Parallel") and Air Partners II, L.P. ("Air Partners II")) and Continental Airlines collectively control approximately 57.4% of the total voting power of Holdings. As a result, if such stockholders act in concert they will be able to elect a majority of their designees to the Board of Directors and otherwise control Holdings. Continental Airlines is engaged in the airline industry and is a party to an alliance agreement with the Company. Each of TPG, TPG Parallel and Air Partners II are controlled by TPG Advisors, Inc., a Delaware corporation, whose executive officers and directors, through their positions in Air Partners, L.P., a significant shareholder of Continental Airlines, may be deemed to own beneficially a significant percentage of Continental Airlines' common stock. There can be no assurance that the controlling stockholders identified above will not seek to influence Holdings in a manner that would favor their own personal interests over the interests of the Company.

AIRCRAFT FUEL

         Aircraft fuel costs constitute approximately 14% of the Company's total operating expenses during 1997. At current consumption levels, a one cent per gallon change in the price of jet fuel would affect the Company's annual operating results by approximately $3.9 million in 1998. Accordingly, a substantial increase in the price of jet fuel or the lack of adequate fuel supplies in the future would have an adverse effect on the Company's financial condition and results of operations.

         AWA purchases its fuel from petroleum refiners and suppliers on standard trade terms under master agreements. Although the Company is currently able to obtain adequate supplies of jet fuel, future supplies and price trends may change as a result of geopolitical developments, regional production patterns, environmental concerns and other unpredictable events.

         In 1996, AWA implemented a fuel hedging program to manage the risk from fluctuating jet fuel prices. The program's objectives are to provide some protection against extreme, upward movements in the price of jet fuel and to protect AWA's ability to meet its annual fuel expense budget. Under the program, AWA may enter into certain protective cap and fixed price swap transactions with approved counterparties for future periods generally not exceeding 12 months. This program will primarily address AWA's exposure associated with its East Coast fuel requirements, which correlate well with risk management vehicles having adequate market liquidity.

         Due to the scope and nature of its route system, AWA purchases a substantially greater share of jet fuel on the United States West Coast than its larger competitors. West Coast jet fuel prices tend to be more volatile than jet fuel prices in other domestic markets. Further, the propensity of West Coast jet fuel prices to move independently


                                       5.

from the other United States jet fuel markets renders many conventional hedging techniques ineffective in managing this portion of the Company's jet fuel price risk.

AVIATION TICKET TAXES

         On August 5, 1997 President Clinton signed into law new aviation ticket taxes to be imposed through September 30, 2007. As a result of competitive pressures, AWA and other airlines have been limited in their ability to pass on the cost of these taxes to passengers through fare increases.

SECURITY AND SAFETY MEASURES

         Congress recently adopted increased safety and security measures designed to increase airline passenger security and protect against terrorist acts. Such measures have resulted in additional operating costs to the airline industry. The Aviation Safety Commission's report recommends the adoption of further measures aimed at improving the safety and security of air travel. The Company cannot forecast what additional security and safety requirements may be imposed in the future or the costs or revenue impact that would be associated with complying with such requirements, although such costs and revenue impact could be significant.

OTHER REGULATORY MATTERS

         Laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by imposing additional requirements or restrictions on operations. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation agreements will be effected, if any, or how they will affect the Company, and there can be no assurance that laws or regulations currently proposed or enacted in the future will not adversely affect the Company's financial condition and results of operations.

SUBSTANTIAL RESTRICTIONS AND COVENANTS

         Certain loan agreements and debt instruments of the Company contain significant operating and financial restrictions on the Company. The terms of such agreements and instruments affect, and in many cases significantly limit or prohibit, among other things, the ability of the Company to repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. In addition, under certain of such agreements and instruments, the Company is required to maintain specified levels of stockholder's equity and adjusted cash and maintain certain specified financial ratios. While the Company is currently in compliance with these restrictions and requirements, such restrictions and requirements could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the Company's business or the economy in general or otherwise conduct necessary corporate activities. A failure by the Company to comply with these restrictions and requirements could lead to a default under the terms of such indebtedness. In the event of default, the holders of such indebtedness could elect to declare all of the funds borrowed pursuant thereto due and payable together with accrued and unpaid interest. In such event, there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make such payments. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are favorable or acceptable to the Company.

         In the event of certain changes of control, with respect to Holdings or AWA, the Company will be required to offer to purchase certain amounts of the indebtedness referred to above, in each case subject to certain conditions. There can be no assurance that the Company will be able to raise sufficient funds to meet its obligations in connection with such a change of control. In addition, in the event of certain asset dispositions, the Company will be required under certain circumstances to use the excess proceeds to offer to purchase certain amounts of such indebtedness.


                                       6.

YEAR 2000 COMPLIANCE

         Many currently installed computer systems and software products are coded to accept two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in the computer shutting down or performing incorrect computations. As a result, in less than two years, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Many of the Company's systems, including information and computer systems and automated equipment, will be affected by the Year 2000 issue. The Company is also heavily reliant on the Federal Aviation Administration's ("FAA") management of the nation's air traffic control system, local authorities' management of the airports at which AWA operates, and vendors to provide goods (fuel, catering, etc.), services (telecommunications, data networks, satellites, etc.) and data (frequent flyer partnerships, alliances, etc.).

         The Company is in the process of identifying the programs and infrastructure that could be affected by the Year 2000 issue and is developing an implementation plan to resolve the problem on a timely basis. The Company anticipates that the plan will require the Company to devote a considerable amount of internal resources and hire substantial external resources to assist with the implementation and monitoring of the issue and require the replacement of certain equipment and modification of certain software. The Company expects that the costs to be incurred by the Company to deal with this issue will be material and is currently in the process of quantifying such amount. If the Company's plan is not successfully or timely developed or implemented, additional costs may be incurred, and the Company may need to devote more internal resources to the process, either of which could have a material adverse effect on the Company's financial condition and results of operations. The Company is also in the process of discussing with the FAA, airport authorities and its vendors the potential impact the Year 2000 issue will have on their systems. Problems encountered by the FAA, the airport authorities and vendors in connection with the Year 2000 issue may have a material adverse effect on the Company's financial condition and results of operations.

VOLATILITY OF STOCK PRICE

         The stock market has experienced significant price and volume fluctuations that have affected the market prices of equity securities of companies in the airline industry and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Class B Common Stock and Warrants to purchase Class B Common Stock (the "Warrants"). In addition, the market price of the Company's Class B Common Stock and Warrants is volatile and subject to fluctuations in response to quarterly variations in operating results, announcements of new services by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors, many of which are beyond the Company's control.


                                 USE OF PROCEEDS

         There are no net proceeds to the Company from the sale of the Shares.


                                       7.

                              SELLING STOCKHOLDER

         The following table sets forth certain information regarding the number of shares of Class B Common Stock owned beneficially by the Selling Stockholder as of April 1, 1998, and the number of shares which may be offered pursuant to this Prospectus.

                                                            SHARES                                    SHARES
                                                      BENEFICIALLY OWNED      SHARES BEING      BENEFICIALLY OWNED
NAME                                                  PRIOR TO OFFERING          OFFERED         AFTER OFFERING
----                                                  -----------------       ------------       --------------
The America West Community Foundation                      100,000*              100,000                --

* Less than one percent of outstanding Class B Common Stock

         In March 1995, the Board of Directors and stockholders of AWA approved the creation of the Selling Stockholder, which was established to enhance the Company's ability to fund charitable and civic activities. At the 1995 Annual Meeting, the stockholders of AWA voted in favor of contributing up to 250,000 shares of AWA's Class B Common Stock to the Selling Stockholder, to be granted at the discretion of the Board of Directors. On February 28, 1996, the Company granted to the Selling Stockholder 50,000 shares of AWA's Class B Common Stock. Upon the establishment of Holdings as the holding company of AWA in December 1996, and the conversion of each AWA share into the corresponding number and type of shares of Holdings, the 50,000 shares of AWA granted to the Selling Stockholder became 50,000 shares of Holdings. On March 3, 1998, Holdings granted to the Selling Stockholder an additional 50,000 shares of Holding's Class B Common Stock. As a result of these grants, as of March 3, 1998, the Selling Stockholder beneficially owned an aggregate of 100,000 shares of Class B Common Stock, all of which may be offered pursuant to this Prospectus.

         In addition to the 100,000 shares of Class B Common Stock of Holdings that have been granted to the Selling Stockholder, the Selling Stockholder has also received cash contributions from the Company in the amount of $250,000 in each of 1995, 1996 and 1997. The Company anticipates making annual cash contributions to the Selling Stockholder in the amount of $250,000 until Holdings grants all 250,000 shares of its Class B Common Stock that the Board and stockholders have approved and the Selling Stockholder sells all such shares in the public market.

         Four members of the Board of Directors of Holdings serve on the six-member Board of Directors of the Selling Stockholder. The Chairman of the Board of Holdings and AWA is also the Chairman of the Board of the Selling Stockholder. The two remaining members of the Board of Directors of the Selling Stockholder are executive officers of AWA who hold the positions of Senior Vice President - Human Resources and Vice President - Public Affairs. The President of the Selling Stockholder is the Vice President -- Public Affairs of Holdings.


                                       8.

                              PLAN OF DISTRIBUTION

         The Shares offered by the Selling Stockholder may be sold from time to time to purchasers directly by the Selling Stockholder acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, the Selling Stockholder may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholder and/or the purchasers of shares for whom they may act as agent. The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be underwriters within the meaning of the Act and any discounts, commissions or concessions received by them and any provided pursuant to the sale of Shares by them might be deemed to be underwriting discounts and commissions under the Act.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The Company will pay all of the expenses incident to the offering and sale to the public of the Shares offered hereby and any commissions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated at approximately $21,000.


                                  LEGAL MATTERS

         The validity of the Shares will be passed upon for the Company by Cooley Godward LLP, San Francisco, California.

                                     EXPERTS

         The consolidated financial statements and consolidated financial statement schedule of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                       9.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


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Available Information.................................................       2

Additional Information................................................       2

Incorporation of Certain Documents by Reference.......................       2

Forward-Looking Information...........................................       3

The Company...........................................................       3

Risk Factors..........................................................       4

Use of Proceeds.......................................................       7

Selling Stockholder...................................................       8

Plan of Distribution..................................................       9

Legal Matters.........................................................       9

Experts...............................................................       9


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                                      10.